Exhibit 10.4

EXECUTED COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of March 1, 2011, by and between RADIATION THERAPY SERVICES, INC., a Florida corporation (the “Company”), and JOSEPH GARCIA (“Executive”).

WHEREAS, the Company is engaged in the business of providing radiation therapy services to cancer patients;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.                                      EMPLOYMENT.  The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below.  The Executive agrees to serve as the Company’s Senior Vice President and Chief Operating Officer during the Term (as defined below) and have the duties and responsibilities as may be reasonably assigned to him by the Chief Executive Officer or the board of directors of the Company (the “Board”).  In such capacity, the Executive shall report to the Chief Executive Officer and shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such positions and as the Chief Executive Officer or the Board may reasonably assign to him from time to time consistent with such positions.

Throughout the Term, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company. Nothing herein shall preclude Executive from (i) serving or continuing to serve on the boards or advisory committees of medical, charitable, or other similar organizations or, with the consent of the Board, on the board of a for-profit corporation, (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, in each case so long as such activities do not materially interfere with Executive’s performance under this Agreement.  As periodically requested by the Board, Executive shall use commercially reasonable efforts to assist the Board in determining whether Executive’s membership on the board of directors or any other involvement with any entity could reasonably be expected to result in health care compliance issues or liability for the Company or any of its subsidiaries, Affiliates (as defined below) and/or joint ventures and to take such actions as are reasonably requested by the Board to remedy and/or mitigate any such issues or liability identified by the Board.

2.                                      TERM OF AGREEMENT.  The initial three (3) year term (“Initial Term”) of employment under this Agreement shall commence as of February 7, 2011 (the “Effective Date”).  After the expiration of such Initial Term, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms (“Renewal Terms” and, collectively with the Initial Term, the “Term”), provided that if either party gives the other party at least one hundred twenty (120) days advance written notice of its intention to not renew this Agreement for a Renewal Term, the Agreement shall terminate upon the expiration of the then current Term.

Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately before the end of the Initial Term or any Renewal Term, subject to a continuing obligation to make the payments, if any, required under Section 5 below, if the Executive (i) becomes Disabled (as defined in Section 5(c) below), (ii) is terminated by the Company for Cause or without Cause or (iii) voluntarily terminates his employment for Good Reason or for any other reason or no reason before the then current Term of this Agreement expires.

3.                                      EXECUTIVE COMPENSATION.

(a)                        Annual Base Salary.  The Executive shall receive an annual base salary during the Term at a rate of not less than Four Hundred Thousand Dollars ($400,000) (as increased from time to time pursuant to this Agreement, the “Base Salary”), payable in installments consistent with the Company’s normal payroll schedule.  For the avoidance of doubt, the Executive’s Base Salary shall be prorated for the 2011 fiscal year.  The Board or its Compensation Committee (the “Compensation Committee”) shall review this Base Salary at annual intervals, and may, but shall not be obligated to, increase, but not decrease, the Base Salary from time to time as the Board or the Compensation Committee deems to be appropriate.

(b)                                 Performance Incentive Bonus.  The Executive may also be entitled to receive an annual performance-based incentive bonus from the Company during the Term with a target bonus amount up to 60% (sixty percent) of the Base Salary (as the Board may, but shall not be obligated to increase from time to time, the “Target Bonus”), the actual amount of the bonus to be determined by the Board, in good faith, on an annual basis pursuant to a bonus plan based on factors including, without limitation, the Company’s achievement of earnings before interest, taxes, depreciation and amortization and net debt targets (the “Bonus Plan”).  With respect to the Bonus Plan each year, the Chief Executive Officer shall discuss the financial factors with the Executive and, in good faith, consider such discussions when guiding the Board in developing the Bonus Plan, provided, however, the Executive acknowledges that the Bonus Plan shall be determined in the sole discretion of the Board.  The bonus amount to be paid to the Executive in any given year pursuant to the Bonus Plan shall be referred to as the Executive’s “Bonus.”  The Bonus shall be paid to the Executive within thirty (30) days following the availability of the Company’s annual financial statements and shall be payable in cash; provided that the Bonus shall be paid in the calendar year following the calendar year to which the Bonus relates.

(c)                                  Signing Bonus.  Within ten (10) days of the Effective Date, the Executive shall be paid a one-time signing bonus in the amount of $50,000.

4.                                      ADDITIONAL COMPENSATION AND BENEFITS.  The Executive shall receive the following additional compensation and welfare and fringe benefits:

(a)                                 Participation in Benefit Plans.  The Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time for its executives, or for its employees generally, including without limitation any life, medical, dental, accidental and disability insurance and profit sharing, pension, retirement, savings, stock option, incentive stock and deferred compensation plans, in accordance with the terms and conditions as in effect from time to time.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)                                 Vacation.  The Executive shall be entitled to no less than three weeks of vacation (or such greater vacation benefits as may be provided in the future by the Board or Compensation Committee) during each year during the Term and any extensions thereof, prorated for partial years, with any unused vacation during any year to accrue and carry-forward to the next year.

(c)                                  Business Expenses.  The Company shall reimburse the Executive, in accordance with the Company’s expense reimbursement policy, for all reasonable expenses he incurs in promoting the Company’s business, including expenses for travel (which shall include first-class travel for domestic flights and business-class travel for international flights), entertainment of business associates, service and usage charges for business use of cellular phones and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

(d)                                 Equity Awards.  During the Term, (i) in addition to the grants of equity contemplated to be made on the date hereof pursuant to the definitive documentation related thereto, the Executive shall be considered for additional grants after the first anniversary of the date hereof and (ii) the Executive shall be considered to receive equity incentive awards commensurate with the Executive’s position under any applicable plan adopted by the Company in connection with a potential initial public offering.

(e)                                  Relocation Expenses.  During the Term, upon presentation by the Executive of an itemized account of such expenditures, the Company shall reimburse the Executive for all necessary and reasonable moving expenses, including, without limitation, travel (including without limitation up to two house hunting trips) and similar related moving expenses and costs of packing, unpacking and transporting personal effects of the Executive and his family, including transportation of the Executive’s automobiles, related to Executive’s relocation to the Ft. Myers, FL area, but for, the avoidance of doubt, excluding any loss or other cost related to selling the Executive’s current residence, (collectively, the “Moving Expenses”).  The total Moving Expenses that will be reimbursed shall not exceed $50,000.  In addition to the Moving Expenses, the Company shall reimburse the Executive for the cost of up to six (6) months of rent for temporary housing in the Ft. Myers, FL area, upon presentation by the Executive of an itemized account of such expenditures and in accordance with the Company’s expense reimbursement policy.

(f)                                   Legal Fees.  Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $5,000 which shall be paid within ten (10) days following the Effective Date, provided that the Executive is still employed at the time of such payment.

(g)                                  Other.  In addition to the benefits provided pursuant Sections 4(a), 4(b) and 4(c), the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are available generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other key employees, including any deferred compensation plan made generally available to the senior officers of the Company.

5.                                      PAYMENTS UPON TERMINATION.

(a)                                 Involuntary Termination.  If the Executive’s employment is terminated by the Company during the Term, the Executive shall be entitled to receive his Base Salary and unreimbursed expenses accrued and unpaid through the date of termination (the “Termination Date”) and his earned and unpaid Bonus, if any, for the full fiscal year ending prior to the Termination Date.  The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.  The payments and benefits that the Executive shall be entitled to pursuant to this Section 5(a) are collectively referred to as the Executive’s “Accrued Compensation.”

(b)                                 Severance Payments.  If the Executive’s employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, in addition to payment of the Accrued Compensation, the Company shall also be obligated to make a series of monthly payments to the Executive for a period of twelve (12) months immediately following the Termination Date; provided, that the payments that otherwise would have been made during the sixty (60) day period after the Termination Date shall be made on the first payroll period after the sixtieth (60th) day following the Termination Date and shall include payment of any amounts that would otherwise be due prior thereto.  Each monthly payment shall be equal to one-twelfth (1/12th) of the Executive’s annual Base Salary, as in effect on the Termination Date (or if at such time Executive’s Base Salary is lower than the Base Salary amount required under Section 3(a), such Base Salary shall equal the amount required in accordance with Section 3(a)).  In addition to the foregoing, provided that the Executive elects continued welfare coverage pursuant to COBRA, the Company shall pay during the period the Executive actually continues such coverage, but in any event not to exceed 12 months, the same percentage of the monthly premium costs for COBRA continuation coverage as it pays of the monthly premium costs for medical coverage for senior executives generally; provided that the Company may pay this amount by paying the Executive a monthly amount equal on an after-tax basis to such amount (the “Monthly Payments”); provided that to the extent that the Company determines that the Monthly Payments violate the requirements of Section 2716 of the

Public Health Service Act, the Company may unilaterally eliminate or amend the Monthly Payments in its sole discretion.

(c)                                  Disability.  The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to substantially attend to his duties for at least one-hundred and eighty (180) days during a calendar year because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician selected by the Executive and acceptable to the Board (such acceptance not to be unreasonably withheld) that such condition prevents the Executive from resuming full performance of his duties at such time and during the succeeding one-hundred and eighty (180) days or is likely to continue for an indefinite period (any such condition, a “Disability”).  If the Company terminates this Agreement due to Executive’s Disability, the Executive shall be entitled to receive the Accrued Compensation and any disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies that may be maintained or provided by the Company.

(d)                                 Termination for Cause.  If the Executive’s employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to the Accrued Compensation.

For purposes of this Agreement, the term “Cause” shall be limited to (i) any action by the Executive involving a harmful act to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 8 and 9 below; (ii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, a felony; (iii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, any lesser crime or offense (x) committed in connection with the performance of his duties hereunder, (y) involving fraud, dishonesty or moral turpitude or (z) that causes the Company or any of its subsidiaries a substantial and material financial detriment; (iv) substantial neglect or misconduct in carrying out Executive’s material duties (other than resulting from the Executive’s Disability) or violations of policies of the Company and/or its subsidiaries resulting in harm to the Company or any of its subsidiaries; or (v) failure, refusal or inability (except where due to illness or Disability) to perform Executive’s material duties hereunder.  Notwithstanding the foregoing, no termination pursuant to subsection (iv) or (v) shall be treated as termination for Cause unless the Board has provided the Executive with written notice specifying in reasonable detail the alleged Cause for termination and the Cause is not cured within 30 days after the date of such notice.

(e)                                  Voluntary Termination by the Executive.  If the Executive resigns or otherwise voluntarily terminates his employment and the termination is not for Good Reason, the Executive shall only be entitled to the Accrued Compensation upon such termination.

For purposes of this Agreement, a termination by the Executive shall be for “Good Reason” if the Executive resigns during the period of three months after the date the Executive is (i) assigned to a position other than Senior Vice President or Chief

Operating Officer of the Company (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, (ii) assigned duties materially inconsistent with such position (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, and such assignment is not rectified within 15 business days after written notice to the Company, (iii) there is any reduction in Base Salary, (iv) there is a failure by the Company to require its liabilities under this Agreement to be assumed by its respective successors, (v) the Executive is transferred to a geographic location of employment more than 50 miles from Ft. Myers, Florida without the Executive’s consent or (iv) the Company materially breaches any material term of this Agreement; provided that Good Reason shall not exist under this paragraph unless the Executive provides the Board with written notice specifying in reasonable detail the event constituting “Good Reason” within ninety (90) days of its occurrence and such breach is not cured within thirty (30) days after the date of such notice, and the Executive actually terminates his employment within 30 days following the expiration of such cure period.

(f)                                   Release.  In order to receive the severance payments and benefits hereunder (other than the Accrued Compensation), the Executive must execute and not revoke a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A.  To the extent that such release is not executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date, the Executive shall forfeit all rights to any such severance payments and benefits.

(g)                                  Mitigation.  The Executive shall have no duty to mitigate the amount of any payment provided for hereunder by seeking other employment, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive hereunder.

6.                                      DEATH.  If the Executive dies during the Term, the Company shall pay to the Executive’s estate a lump sum payment equal to the sum of (i) the Executive’s Accrued Compensation, plus (ii) the product of (x) the Board’s good faith estimated annual Bonus for the fiscal year during which the death occurs based on the performance of the Company at the time of death and (y) a fraction, the numerator of which is the number of whole and partial months in the fiscal year in which the death occurs through the date of death, and the denominator of which is 12.  In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

7.                                      WITHHOLDING.  The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

8.                                      PROTECTION OF CONFIDENTIAL INFORMATION.  The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or at any time thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.”  The Executive shall not disclose or make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or at any time after the Term.  The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure, except if such information is in the public domain as a result of the Executive’s actions in contravention of this Section 8.

Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information that has been or is hereafter made public through no act or omission of the Executive in violation of this Agreement or any other confidentiality obligation or duty owed to the Company and through no act or omission of any other person which has any legally binding confidentiality obligation or duty to the Company, (iii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iv) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (v) retaining, at any time, his personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations, provided that such documents do not contain any confidential information.

The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 8 and 9 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

9.                                      PROHIBITION OF CERTAIN ACTIVITIES.  In consideration of the transactions contemplated hereby (including the grant of equity pursuant to the Management Unit Subscription Agreements entered into on the date hereof between Radiation Therapy Investments, LLC and the Executive), the Executive hereby covenants and agrees that he will not, for a period beginning on the date of this Agreement and ending eighteen (18) months after such Executive’s Termination Date (i) engage in any business activities for himself or on behalf of any enterprise in any capacity or own any interest in any entity which compete or are competitive with the Company in the business of organizing, establishing, developing, providing or managing radiation therapy services or services ancillary thereto, in any state in which the Company, its subsidiaries, Affiliates and/or any of its joint ventures then operate or has taken material steps and developed plans to operate as of the Executive’s Termination Date, (ii) interfere or disrupt or attempt to interfere or disrupt, the relationships between the Company, its subsidiaries, Affiliates and/or joint ventures and any patient, referral source or supplier or other person having business relationships with the Company, its subsidiaries, affiliates and/or joint ventures, provided, however, that a general solicitation for employment by the Executive made via a widely published forum shall not be deemed a violation of this section (ii), (iii) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iv) publish or make any disparaging statements about the Company, any Affiliate of the Company, or any of their directors, officers or employees, under circumstances where it is reasonably foreseeable that the statements will be made public, provided, however, that nothing in the foregoing shall preclude the Executive from making truthful statements that are required by applicable law or regulation (the activities described in clauses (i) through (iv) above, collectively, “Prohibited Activities”).  Notwithstanding the foregoing, this Section 9 will be of no force and effect for the period (the “Toll Period”) during which the Company fails to make the payments, if any, required under Section 5(b) and such payments are in fact due and payable pursuant to Section 5(b), provided that the Toll Period shall not take effect unless the Executive provides the Board with written notice that such payments are due and payable and the Company does not make such payments within thirty (30) days after the date of such notice.  The Executive will be deemed to be engaged in Prohibited Activities if he engages or participates in any entity that engages in Prohibited Activities or becomes affiliated with any person who engages in Prohibited Activities as an employee, officer, director, consultant, agent, partner, proprietor or other participant; provided, that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed participation in or affiliation with an entity or person so long as the Executive has no other connection or relationship with such entity or person.

Notwithstanding anything to the contrary herein, after the termination of this Agreement, the following shall not be deemed Prohibited Activities under clause (i) above: working for a hospital, healthcare system or healthcare provider; provided that and only for so long as (A) less than 10% of such hospital, health care system or healthcare provider’s revenues relate to radiation therapy services, (B) such hospital, health care system or healthcare provider’s (in addition to any other entity affiliated with such hospital or healthcare system) revenues related to the provision of radiation therapy services or services ancillary thereto, in the aggregate, do not exceed $20 million in any fiscal year and (C) such hospital, healthcare system or healthcare provider is not located within 50 miles of a then existing or planned Company radiation treatment center.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.  For purposes of this Agreement, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

10.                               INJUNCTIVE RELIEF.  The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 8 and 9 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction.  This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 8 and 9 hereof are reasonably necessary to protect the legitimate business interests of the Company for substantial consideration, and (b) the restrictions contained in Sections 8 and 9 hereof (including without limitation the length of the term of the provisions of Sections 8 and 9 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.  The Executive further acknowledges and confirms that his full and faithful observance of each of the covenants contained in Sections 8 and 9 hereof will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.  The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 8 and 9 hereof.  The Executive further acknowledges that the restrictions contained in Sections 8 and 9 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

If the Executive shall be in violation of any provision of Sections 8 and 9, then each time limitation set forth in the applicable section shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 8 and 9 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

Sections 7 through 17 of this Agreement shall survive the termination or expiration of this Agreement.

11.                               NOTICES.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by telecopy or facsimile (with confirmation of receipt), one day after deposit with a reputable overnight delivery service

(charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)                                 If to the Company:

Radiation Therapy Services, Inc.
c/o Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167
Attention: James L. Elrod, Jr.
Facsimile: (212) 808-4922

with copies (which shall not constitute notice) to:

Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY  10167
Attention: General Partner
Facsimile: (212) 808-4922

Kirkland & Ellis LLP
Citigroup Center
601 Lexington Ave.
New York, NY 10022
Attention: Michael Movsovich
Facsimile: (212) 446-4900

(b)                                 If to Executive, below Executive’s signature, and if to Executive’s legal representative, to such Person at the address of which the Company is notified in accordance with this Section 11, in each case with a copy to:

Mr. Joseph Garcia
1808 Granada Blvd.
Coral Gables, FL  33134
Facsimile:

12.                               SEPARABILITY.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

13.                               ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.  The Company may assign this Agreement to any of its subsidiaries or Affiliates.

14.                                 ENTIRE AGREEMENT.  This Agreement represents the entire agreement of the parties and shall supersede any other previous contracts, arrangements or understandings between the Company and the Executive related to employment.  The Agreement may be amended at any time by mutual written agreement of the parties hereto.

15.                                 GOVERNING LAW.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

16.                                 SUBMISSION TO JURISDICTION.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida, and each of the Company and the Executive hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Executive and the Company hereby irrevocably each waive any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.  The parties further agree that the prevailing party on all material issues related to any such suit, action or proceeding shall be entitled to receive reasonable legal fees and costs from the non-prevailing party after presentation of appropriate documentation related thereto.

17.                                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

18.                                 HEADINGS.  The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

19.                                 WAIVER.  The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

20.                                 COUNTERPARTS.  This Agreement may be executed in two (2) counterparts, each of which shall be considered an original.

21.                                 SECTION 409A COMPLIANCE.

(a)                                  The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with

Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.  It is intended that (i) each installment of the payments provided under this “Agreement” is a separate “payment” for purposes of Code Section 490A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Sections 1.409A-1(b)(4), 1.409A-1(b)(iii) and 1.409A-1(b)(v) of the Treasury Regulations.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and Section 1.409A-1(i) of the Treasury Regulations, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                                  All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and the right to any reimbursement or expense may not be subject to liquidation or exchange for another benefit.

(d)                                 For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                                  In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Kerrin E. Gillespie
	Name:	Kerrin E. Gillespie
	Title:	Senior Vice President and Chief
Financial Officer

EXECUTIVE:

/s/ Joseph Garcia
Joseph Garcia

ADDRESS:
1808 Granada Blvd

Coral Gables, FL 33134

Signature Page to
Employment Agreement

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this     th  day of                   , 20    , by and between RADIATION THERAPY SERVICES, INC., a Florida corporation (the “Company”), and JOSEPH GARCIA (“Executive”).

PRELIMINARY RECITALS

A.                                   Executive and the Company are parties to an Executive Employment Agreement, dated as of March 1, 2011 (the “Agreement”).

B.                                 Executive’s employment with the Company has terminated.

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, it’s Affiliates (as defined in the Agreement), subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., the Civil False Claims Act, §31 U.S.C §3729 et seq and related state false claims act provisions and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement.  This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.  Notwithstanding the foregoing, the Executive does not release, discharge or waive any rights to (1) payments and benefits provided under the his Agreement that are contingent upon the execution by Executive of this Release, (2) benefit claims under any employee benefit plans in which the Executive is a participant by virtue of his employment with the Company arising after the execution of this Release by Executive, (3) any rights the Executive may have as an equity holder of the Company or any Affiliate and (4) any rights Executive may have to be indemnified and/or advanced expenses under any corporate document of the Company, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies.

2.                                       Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.                                       Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.                                       Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, effective as of the date hereof, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5.                                       The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6.                                       Executive certifies and acknowledges as follows:

(a)                                  That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b)                                 That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

(c)                                  That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

(d)                                 That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

(e)                                  That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment.

(f)                                    That the Company has provided him with adequate opportunity, including a period of [twenty-one (21)][forty-five] days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than [twenty-one (21)][forty-five] days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such [21][45]-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(g)                                 That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(h)                                 That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

7.                                       The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive, any aspect of its relationship with the Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.  Similarly, Executive will not disparage any Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Company Party.

8.                                       Executive agrees that he will not disparage or denigrate to any person any aspect of his relationship with the Company or any of its Affiliates or any Company Party, nor the character of the Company or any of its Affiliates or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency. In the event any government agency or any of Company’s or any of its Affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will only inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate officer or current employee of the Company.

9.                                       Miscellaneous

(a)                                  This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b)                                 The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder.  Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)                                  The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)                                 This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)                                  The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns.  The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns.  The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f)                                    No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)                                 ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

*   *   *   *   *

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:

Name:

Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including [21][45] days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release.  I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: